4.7

                       ACKNOWLEDGEMENT TO PAY DAVID FILLER


This document is to validate that BioGentech Corp. owes me funds in return for services that have been previously provided on a consulting basis.

I provided legal and consulting services to BioGentech.

As of this date, the outstanding balance due for my services rendered is $33,000.00.


By:       /s/  David Filler
          -------------------------------------

Name:     David Filler

Date:     4/7/04
          -------------------------------------


Acknowledged and accepted by BioGentech Corp.

By:      /s/  Chas Radovich
         -------------------------------------
         Chas Radovich, President

Date:    4/7/04
         ----------------